Exhibit 10.17

February 10, 2004

Stephen A. Spearman, PhD

Dear Steve:

        I am pleased to inform you that the Board of Directors has approved a Bonus of Seventy Five Thousand Dollars ($75,000) to be paid to you for your contributions to the spin-off of Pharmacopeia Drug Discovery. The bonus is contingent upon the successful completion of the spin-off of PDD and is also contingent upon your remaining an employee of Pharmacopeia Drug Discovery through December 31, 2004. The bonus will be paid at that time.

        In addition, the Board of Directors has approved a Restricted Stock Award of Three Thousand (3,000) shares of common stock, awarded to you effective February 4, 2004. These shares will vest in equal annual installments over three years—one-third (1/3) on the first anniversary of the grant, one-third (1/3) on the second anniversary of the grant and one-third (1/3) on the third anniversary of the grant—provided that you remain employed by the Company.

        Within the next few weeks, you will be receiving the actual restricted shares agreement document from our stock plan administration group for your review and signature.

        Thank you for your efforts and contributions to making Pharmacopeia a success. I look forward to working with you to complete the spin-off of PDD to the shareholders.

                      Very truly yours,

                      Joseph A. Mollica, PhD